"GAM Funds, Inc."
Transactions Effected Pursuant to Rule 10f-3
"Quarter Ended:  September 30, 2004"

Name of Fund:		GAMerica Capital Fund
Name of Security:		Navteq Corp.

Registration under Securities Act of
"1933 [10f-3(a)(1)(i)], eligible foreign offering "		Reg No: 333/114637
or eligible 144A?

Time of Acquisition
-  Date First Offered		8/5/04
-  Date of Fund's subscription		8/5/04


Reasonableness of Spread
-  Offering Price Per Unit		$22
-  Amount of Spread:  Gross Spread
                                   Selling Concession
-  Spread

Issuer in Continuous Operation at
Least Three Years?  [10f-3(c)]		Yes

Amount Purchased by Fund
-  Total Units Offered		" 40,000,000 "
-  Purchase Price per Unit		$22
-  Total Units Purchased		" 45,000 "
-  Total Purchase Price		"$990,000"
-  Percentage of Offering Purchased		0.01125%
-  Any Shares Purchased by Other Funds
   in family?		"NO"

From Whom Purchased
-  Selling Dealer(s)		CSFB
-  Syndicate Manager(s)		"CSFB, Merrill Lynch, Deutsche Bank,
DKW, UBS, Piper Jaffray"